RPC Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel:) 206.310.5323

Radient Pharmaceuticals Announces FY 2011 First Quarter Results

(TUSTIN, CA) June 8, 2011/Marketwire – Radient Pharmaceuticals Corporation “RPC” (NYSEAMEX:RPC), a developer and global marketer of In Vitro Diagnostic (IVD) cancer tests, today announced the filing of its Form 10-Q for the first quarter ended March 31, 2011.

“Radient is now putting into place a focused strategy to build sales of our IVD cancer diagnostics through multiple channels both domestically and internationally. Our domestic and international marketing strategies include seeking key distribution partners, as well as reaching out to doctors; public and private payers, including health insurance companies; key opinion leaders; and the medical and scientific community at large,” stated RPC’s CEO, Mr. Douglas MacLellan. “Internationally, we are working with our current distributors, as well as seeking to expand and fortify our sales channels with well established, well-funded distributors that have a successful track record in selling IVD products.”

“While seeking greater market share for our IVD cancer tests that have already received regulatory approval, we are also currently engaged in research on additional cancer indications for which we hope our tests may one day be approved and marketed,” concluded Mr. MacLellan.

Revenue for the fiscal 2011 first quarter ended March 31, 2011 was $30,655, as compared to $36,842 in the period ended March 31, 2010. This decrease of 17% was due to a slight decrease in orders for the Onko-Sure® test kits during the quarter. RPC had an additional $28,700 in orders on-hand as of March 31, 2011, which were not shipped until April 2011. RPC therefore did not recognize such revenue until shipment was made in the second quarter.

Loss from operations for the three months ended March 31, 2011 was $(1,888,506), as compared to loss from operations in the prior year of $(1,391,311). The $497,195 or 36% increase in loss from operations was primarily due to an increase in selling, general and administrative expenses.

Net loss for the first quarter of fiscal 2011 was $(11,427,555) or $(0.13) per share, as compared to first quarter fiscal 2010 net loss of $(2,597,242) or $(0.11). The increase in net loss is attributed to higher interest expense and a loss on extinguishment of debt, partially offset by a change in fair value of derivative liabilities.

Please see RPC’s Form 10-Q filed on June 8, 2011 for additional details and information.

Going Concern Disclosure

RPC’s Quarterly Report on Form 10‐Q includes a "going concern" explanatory disclosure which expresses doubt, based upon current financial resources, as to whether RPC can meet its continuing obligations without access to additional working capital. The Company intends to raise additional capital and pursue expense reductions to ensure its ongoing financial viability. RPC’s Form 10-K for the fiscal year ended December 31, 2010 included an audit opinion with a “going concern” explanatory paragraph. This disclosure is in compliance with the NYSE‐AMEX Company Guide Rule 610(b) requiring a public announcement of the receipt of an audit opinion that contains a going concern qualification and does not reflect any change or amendment to the consolidated financial statements as filed. Further information regarding the going concern qualification is contained in RPC's Annual Report on Form 10‐K for the fiscal year ended December 31, 2010.

The following chart is intended to provide latest information on RPC’s business metrics.

RPC’s Business Metrics
Cash on hand: $1.8 million* *Approximate amount as of June 6, 2011

Shares Outstanding: 120 million* *Approximate number as of June 6, 2011 and there are 200 million shares fully authorized.

Outstanding Warrants & Options: 38.63 million* *Approximate number as of June 6, 2011

For additional information on Radient Pharmaceuticals Corporation and its products please visit: www.radient-pharma.com or send an e-mail to info@radient-pharma.com. For Investor Relations contact Kristine Szarkowitz at ir@radient-pharma.com or 1.206.310.5323.

About Radient Pharmaceuticals:

Headquartered in Tustin, California, Radient Pharmaceuticals Corporation is dedicated to saving lives and money for patients and global healthcare systems through the deployment of its FDA-cleared In Vitro Diagnostic Onko-Sure® cancer test kit for colo-rectal cancer treatment and recurrence monitoring. The Company's focus is on the discovery, development and commercialization of unique high-value diagnostic tests that will help physicians answer important clinical questions related to early disease-state detection, treatment strategy, and the monitoring of disease progression or recurrence. To learn more about our company, products, and potentially life-saving cancer test, visit www.radient-pharma.com.

Forward-Looking Statements:

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products, and prices. With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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